Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Westway Group, Inc. of our report dated March 9, 2009, with respect to the audit of the balance sheets of Shermen WSC Acquisition Corp. as of December 31, 2008, and the related statements of operations and cash flows for the years ended December 31, 2008 and 2007, and stockholders’ equity from December 31, 2006 through December 31, 2008, which report appears in the Annual Report on Form 10-K of Westway Group, Inc. for the year ended December 31, 2009.

/s/ Rothstein, Kass & Company, P.C.

Roseland, NJ

October 7, 2010